Material Sciences Announces Strong Fiscal 2012 Financial Results

ELK GROVE VILLAGE, Ill., May 4, 2012 /PRNewswire/ --

  Improved Sales Volume and Mix Increases Profitability
    Sales Increase 5.1 Percent after Adjusting Revenue for Non-core Assets Sold in April 2010
    Annual Gross Profit Expands 1.6 Percentage Points to 24.6 Percent of Sales
    Annual Income From Operations up 12.3 Percent to $12.0 Million
  Cash Position Remains Strong at $28.2 Million
  $17.7 Million in Stock Repurchased in Fiscal 2012

Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2012 fourth quarter and fiscal year ended February 29, 2012.

"Our fiscal 2012 performance reflects the improvements we have made to our business model by focusing sales on higher margin products and incorporating lean operating programs throughout our entire organization," said Clifford Nastas, Material Sciences' Chief Executive Officer. "While there are one-time unusual items impacting our bottom line results, primarily due to a reversal of a deferred tax asset valuation allowance, these strategies have paid off as profitability improved throughout the year. For fiscal 2012, our gross margin increased 1.6 percentage points to 24.6 percent, which represents our third consecutive year of gross margin expansion. At the same time, our SG&A as a percentage of sales declined 1.0 percentage point to 15.4 percent. These improvements helped increase fiscal 2012's operating income, which grew 12.3 percent to nearly $12.0 million."

Fiscal 2012 Results
Net sales for fiscal 2012 were $136.7 million, compared to $137.6 million for fiscal 2011. After subtracting $7.5 million in fiscal 2011 coil coating sales, which did not recur in fiscal 2012 due to our April 2010 asset sale, revenues would have increased $6.6 million or 5.1 percent.

Acoustical sales were $68.3 million in fiscal 2012, down 6.5 percent from $73.1 million for the prior fiscal year. The decline in acoustical sales in fiscal 2012 was due primarily to a decline in body panel laminate sales to General Motors.

Sales of coated materials for fiscal 2012 were $68.4 million, an increase of 6.0 percent from $64.5 million in fiscal 2011. The $3.9 million increase was driven by robust sales of electrogalvanized products used primarily in automotive body panel applications and higher ElectroBrite® sales, which were partially offset by the $7.5 million in lower coil coating sales mentioned above and by a decline in fuel tank sales to Ford as certain platforms have converted to plastic.

Gross profit, as a percentage of fiscal 2012 sales, improved to 24.6 percent, from 23.0 percent last fiscal year. The increase in fiscal 2012 gross margin was mainly the result of continued improvement in product mix and stronger facility utilization driven by higher electrogalvanized revenue.

For fiscal 2012, selling, general and administrative expenses (SG&A), as a percentage of sales, were 15.4 percent compared to 16.4 percent for fiscal 2011. SG&A was $21.1 million for fiscal 2012 and $22.6 million for fiscal 2011.

Income from operations was nearly $12.0 million for fiscal 2012, compared to $10.7 million last fiscal year. Fiscal 2012 results included restructuring costs of $0.6 million, while fiscal 2011 included a gain on the sale of the Middletown facility of $1.9 million plus several items related to the April 2010 coil coating asset sale as follows: gain on sale of assets of $4.7 million, asset impairment charges of $3.7 million, shutdown costs of $1.0 million and restructuring costs of $1.3 million. Other income for fiscal 2012 was $1.6 million, compared to $1.7 million for fiscal 2011.

For fiscal 2012, the Company recorded a $14.9 million benefit for income taxes, primarily the result of a $14.8 million reversal of the majority of its U.S. and German deferred tax asset valuation allowances at the end of fiscal 2012. Throughout fiscal 2012, the Company evaluated its deferred tax assets to determine if a valuation allowance was required, in full or in part. After considering available positive and negative evidence, such as current operating trends, past operating results and the forecast of future taxable income, on a jurisdiction-by-jurisdiction basis, the Company concluded that this reversal was required.

Net income for fiscal 2012 was $28.5 million, or $2.49 per diluted share, compared to $12.0 million, or $0.93 per diluted share for fiscal 2011. As reflected in the table below, adjusting the tax provision for reversals and other unusual income statement items, fiscal 2012 adjusted net income was $13.1 million, or $1.15 per diluted share compared to adjusted net income of $10.9 million, or $0.84 per diluted share in the prior year.

Fiscal 2012 Fourth Quarter Results
For the fiscal 2012 fourth quarter, net sales were $32.3 million, up 1.1 percent from $31.9 million for the same period last year.

Gross profit, as a percentage of fiscal 2012 fourth quarter sales, was 22.3 percent, compared to 27.7 percent for the fiscal 2011 fourth quarter. The year-over-year decline in gross margin was due to new equipment start-up expenses, product quality issues, lower operating efficiencies caused by equipment downtime and reduced facility utilization as the Company built up finished goods inventory in the fiscal 2011 fourth quarter and lowered inventory levels in the fiscal 2012 fourth quarter.

SG&A was $5.2 million for the fiscal 2012 fourth quarter, a $1.6 million improvement over the prior year fourth quarter mainly due to lower director and management incentive expenses and reduced professional fees.

Income from operations for the fiscal 2012 fourth quarter was $1.7 million, compared to $1.9 million for last year's fourth quarter. Total other income for the most recent quarter was $0.2 million compared to $0.6 million in the same quarter in fiscal 2011.

Net income for the fourth quarter of fiscal 2012 was $17.6 million, or $1.65 per diluted share, compared to $2.4 million, or $0.18 per diluted share for the fourth quarter of fiscal 2011. As reflected in the table below, adjusting the tax provision for reversals and other unusual income statement items, adjusted net income for the fourth quarter of fiscal 2012 was $2.0 million, or $0.19 per diluted share compared to adjusted net income of $2.3 million, or $0.18 per diluted share, in the prior year quarter.

Net income comparisons for the fourth quarter and twelve months--as reported and as adjusted for unusual items--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Fourth Quarter		Twelve Months
	FY 2012	FY 2011	FY 2012	FY 2011
Income Before Provision (Benefit) for Income Taxes	$ 1,962	$ 2,500	$ 13,551	$ 12,368
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	-	-	-	(6,643)
Asset Impairment Charges	-	-	-	3,720
Shutdown Costs	-	-	-	1,014
Restructuring Costs	238	179	583	1,324
Participating Annuity Dividend	-	(209)	-	(209)
Total Adjustments	238	(30)	583	(794)

Adjusted Income Before Provision for Income Taxes	$ 2,200	$ 2,470	$ 14,134	$ 11,574

Adjusted Provision for Income Taxes (1)	161	138	1,032	648

Adjusted Net Income	$ 2,039	$ 2,332	$ 13,102	$ 10,926
Adjusted Diluted Net Income Per Share	$ 0.19	$ 0.18	$ 1.15	$ 0.84

(1) The tax rate provision for fiscal 2012 is 7.3% and for fiscal 2011 is 5.6% after adjusting for the reversal of uncertain tax positions in both years and the reversal of the deferred tax valuation allowance at the end of fiscal 2012.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal 2012 fourth quarter and twelve months, compared to last year's same periods--as reported and as adjusted--are presented in the table below (in thousands):

** See EBITDA Definitions Note Below	Fourth Quarter		Twelve Months
	FY 2012	FY 2011	FY 2012	FY 2011
Income Before Provision (Benefit) for Income Taxes	$ 1,962	$ 2,500	$ 13,551	$ 12,368
Less Interest Income or Add Interest Expense	83	(19)	48	(79)
Plus Depreciation, Amortization and Accretion	1,227	1,233	4,906	5,572
EBITDA	$ 3,272	$ 3,714	$ 18,505	$ 17,861
Total Adjustments	238	(30)	583	(794)
Adjusted EBITDA	$ 3,510	$ 3,684	$ 19,088	$ 17,067

Net cash provided by continuing operations for fiscal 2012 was $19.3 million compared with $9.3 million for last year. Capital expenditures for fiscal 2012 totaled $9.2 million compared with $2.4 million last year, primarily related to facility upgrades and new product capabilities. In fiscal 2011, the Company received $14.1 million from selling some of its coil coating assets and $1.7 million from a note receivable on a prior asset sale--neither of which recurred in fiscal 2012.

Material Sciences invested $17.6 million to repurchase approximately 2.45 million shares, or 19 percent, of its outstanding common stock in fiscal 2012. It ended the period with $28.2 million in cash and there were 10,458,599 shares outstanding on April 30, 2012.

Mr. Nastas continued: "Our coated materials group performed very well during the year. The product group's $3.9 million improvement in net sales was a result of a significant increase in electrogalvanized products as well as a 200 percent increase in ElectroBrite® sales. The strength of these two product groups more than offset the $7.5 million in reduced sales resulting from our April 2010 coil coating asset sale and lower fuel tank sales to Ford. ElectroBrite® continues to be a growing part of our coated group's performance and we believe we will continue to see improvements in the sales contribution from this product throughout fiscal 2013 as we increase market penetration and reduce supply chain complexity.

"We have created a solid foundation that provides the Company flexibility to navigate the near-term uncertainties of our end-markets. During the year, we invested $9.2 million in capital expenditures, which was up significantly from the prior year and will improve our productivity and new product capabilities. We will continue investing in our business and we project fiscal 2013 capital expenditures to be approximately $4.2 million. We spent $3.9 million in fiscal 2012 on research and development programs aimed at expanding applications for our current products and developing new technologies that leverage our production expertise. We continue to believe we have the correct products, services and capabilities to outperform our competition. Acoustical sales, which were down for fiscal 2012, should begin showing signs of improvement throughout the year. While challenges and uncertainties remain, I am confident we are headed in the right direction," concluded Mr. Nastas.

Conference Call
Material Sciences will host a conference call to present its fiscal 2012 fourth quarter and full year results today, Friday, May 4, 2012, at 9:00 a.m. Central Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 877-407-0784 several minutes before the conference call begins. International participants should dial 201-689-8560. An audio replay will be available for one week at 877-870-5176 for domestic callers and 858-384-5517 for international access. The replay identification number for this conference is 393042.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for the following 30 days.

About Material Sciences
Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements
Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates--including the transportation, building and construction, electronics and durable goods industries; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodity costs; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company's products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company's ability to effectively manage its business objectives, including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 29, 2012, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations
Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition
EBITDA and Adjusted EBTIDA are non-GAAP calculations, although they are based on numbers included in income statements based on GAAP. Management believes that EBITDA and Adjusted EBITDA are important metrics used by investors and analysts to review Material Sciences' historical results. They should be considered as additions -- not as alternatives -- to net income or operating income as an indicator of the Company's operating performance or operating cash flows for measuring liquidity. Adjusted EBITDA includes adjustments for gain on sale of assets, impairment charges, shutdown costs and restructuring expenses. Companies may define Adjusted EBITDA differently and, as a result, Material Sciences' measures of Adjusted EBITDA may not be directly comparable to measures used by other companies.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Consolidated Statements of Operations
Material Sciences Corporation and Subsidiaries

	(Unaudited)
	Three Months Ended		Year Ended
	February 28 or 29,		February 28 or 29,
(In thousands, except per share data)	2012	2011	2012	2011
Net Sales	$32,272	$ 31,916	$ 136,734	$ 137,624
Cost of Sales	25,084	23,091	103,066	105,942
Gross Profit	7,188	8,825	33,668	31,682
Selling, General and Administrative Expenses	5,227	6,780	21,117	22,621
Gain on Sale of Assets	-	(4)	-	(6,643)
Asset Impairment Charges	-	-	-	3,720
Restructuring	238	179	583	1,324
Income from Operations	1,723	1,870	11,968	10,660
Other Income, Net:
Interest and Dividend Income (Expense), Net	(83)	19	(48)	79
Equity in Results of Joint Venture	42	164	503	491
Rental Income	280	252	1,107	912
Other, Net	-	195	21	226
Total Other Income, Net	239	630	1,583	1,708

Income Before Provision (Benefit) for Income Taxes	1,962	2,500	13,551	12,368
Provision (Benefit) for Income Taxes	(15,601)	109	(14,916)	324
Net Income	$17,563	$2,391	$28,467	$12,044

Basic Net Income Per Share	$1.67	$0.18	$2.51	$0.93

Diluted Net Income Per Share	$1.65	$0.18	$2.49	$0.93

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,515	12,905	11,350	12,906
Dilutive Shares	111	81	91	51
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,626	12,986	11,441	12,957

Outstanding Common Stock Options Having No Dilutive Effect	216	258	318	261

Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	February 29,	February 28,
(In thousands, except share data)	2012	2011
Assets
Current Assets:
Cash and Cash Equivalents	$28,201	$35,629
Receivables, Less Reserves of $696 and $420, Respectively	20,136	22,581
Income Taxes Receivable	141	616
Prepaid Expenses	674	428
Inventories:
Raw Materials	9,019	9,637
Finished Goods	11,739	11,269
Short Term Deferred Tax Assets	4,313	-
Total Current Assets	74,223	80,160
Property, Plant and Equipment:
Land and Building	26,149	25,980
Machinery and Equipment	100,563	92,272
Construction in Progress	1,240	685
	127,952	118,937
Accumulated Depreciation	(93,217)	(88,461)
Net Property, Plant and Equipment	34,735	30,476
Other Assets:
Investment in Joint Venture	2,955	3,152
Long Term Deferred Tax Assets	13,024	-
Other	159	142
Total Other Assets	16,138	3,294
Total Assets	$125,096	$113,930

Liabilities
Current Liabilities:
Accounts Payable	$13,364	$15,126
Accrued Payroll Related Expenses	3,113	2,718
Accrued Expenses	5,289	6,093
Total Current Liabilities	21,766	23,937
Long-Term Liabilities:
Pension and Postretirement Liabilities	8,500	7,015
Other	6,850	4,780
Total Long-Term Liabilities	15,350	11,795

Commitments and Contingencies	-	-

Shareowners' Equity
Preferred Stock, $1.00 Par Value; 10,000,000 Shares Authorized; 1,000,000 Designated Series B Junior Participating Preferred; None Issued	-	-
Common Stock, $.02 Par Value; 40,000,000 Shares Authorized; 19,030,983 Shares Issued and 10,470,199 Shares Outstanding as of February 29, 2012, and 18,993,892 Shares Issued and 12,893,560 Shares Outstanding as of February 28, 2011	381	380
Additional Paid-In Capital	80,440	80,004
Treasury Stock at Cost, 8,540,784 Shares as of February 29, 2012 and 6,090,332 Shares as of February 28, 2011	(74,423)	(56,885)
Retained Earnings	84,052	55,585
Accumulated Other Comprehensive Loss	(2,470)	(886)
Total Shareowners' Equity	87,980	78,198
Total Liabilities and Equity	$125,096	$113,930

Consolidated Statements of Cash Flows
Material Sciences Corporation and Subsidiaries

	For the years ended February 28 or 29
(In thousands)	2012	2011	2010
Cash Flows From:
Operating Activities:
Net Income (Loss)	$28,467	$12,044	$(11,620)
Adjustments to Reconcile Net Loss to Net Cash Provided by
Operating Activities:
Depreciation, Amortization and Accretion	4,906	5,572	8,536
Gain on Sale of Assets	-	(6,643)	-
Non-Cash Loss on Impairment of Fixed Assets	-	3,720	358
Non-Cash Loss on Derivative Instruments	-	-	31
Cash Distribution Received from Joint Venture	586	763	-
Deferred Income Taxes	(14,824)	-	-
Compensatory Effect of Stock Plans	299	204	83
Other, Net	(1,916)	(738)	(450)
Changes in Assets and Liabilities:
Receivables	2,390	(1,881)	(7,565)
Income Taxes	121	(12)	1,963
Prepaid Expenses	(248)	56	177
Inventories	98	(1,008)	4,912
Accounts Payable	(1,725)	(2,172)	6,034
Accrued Expenses	(280)	(1,879)	(194)
Other, Net	1,455	1,276	543
Net Cash Provided by Continuing Operations	19,329	9,302	2,808

Investing Activities:
Capital Expenditures	(9,194)	(2,359)	(1,094)
Proceeds from Sale of Assets	-	14,089	-
Proceeds from Note Receivable	-	1,732	1,059
Net Cash Provided by (Used in) Investing Activities	(9,194)	13,462	(35)

Financing Activities:
Purchase of Treasury Stock	(17,649)	-	(627)
Issuance of Common Stock	138	16	4
Net Cash Provided by (Used in) Financing Activities	(17,511)	16	(623)

Effect of Exchange Rate Changes on Cash	(52)	(17)	52

Net Increase (Decrease) in Cash	(7,428)	22,763	2,202
Cash and Cash Equivalents at Beginning of Year	35,629	12,866	10,664
Cash and Cash Equivalents at End of Year	$28,201	$35,629	$12,866

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at Year End	$854	$873	$512
Reduction of Note Receivable for Transfer of Warranty Liability	$-	$-	$1,862
Treasury Stock Purchases in Accrued Liabilities at Year-End	$-	$111	$-

Supplemental Cash Flow Disclosures:
Interest Paid	$35	$37	$47
Net Income Taxes Paid (Refunded)	$356	$463	$(1,995)

CONTACT: COMPANY, James D. Pawlak, Vice President, Chief Financial Officer of Material Sciences Corporation, +1-847-439-2210, or MEDIA, Stanley Berger, or Andrew Berger, both of SM Berger & Company, +1-216-464-6400, for Material Sciences Corporation